SpectRx, Inc. (770) 242-8723

Bill Wells - Media

SpectRx Reports Fourth Quarter and Year-End 2004 Results

Current Highlights:

SimpleChoice® products launched in Europe

SimpleChoice® Q1 2005 revenue expected to double over Q4 2004

Interstitial fluid alcohol sensor contract increased by $739,000

FDA pivotal trial for non-invasive cervical cancer detection device adds third clinical site

Norcross, GA (March 29, 2005) -- SpectRx, Inc. (OTCBB: SPRX) today announced its unaudited operating results for the fourth quarter and year-end 2004.

Revenue for the fourth quarter of 2004 was $675,000, compared to revenue of $450,000 in the fourth quarter of 2003. Revenue for all of 2004 was $1.3 million compared to $1.6 million for all of 2003.

The net loss available to common stockholders for the fourth quarter of 2004 was ($146,000), or ($0.01) per basic and diluted share, compared to net income of $1.4 million, or $0.13 per basic and $0.12 per diluted share, in the comparable quarter of 2003. For the full year, the net loss attributable to common stockholders was ($11.3) million, or ($0.99) per basic and diluted share, compared to a net loss of ($2.9) million, or ($0.26) per basic and diluted share, in 2003. The ($11.3) million loss in 2004 includes a $5.0 million deemed dividend and $871,000 of interest expense related to the warrants issued in conjunction with the bridge loan in the first quarter of 2004.

"We continue to make gains in operating revenue while simultaneously lowering expenses," said Mark A. Samuels, SpectRx, Inc. chairman and chief executive officer. "I am especially excited about the increase in SimpleChoice revenue we have seen so far in 2005, despite our limited product line. I feel confident that once our 90-degree rotating infusion product is on the market, we will be able to make significant progress toward profitability. We are also very excited about the advancements being made in our non-invasive cervical cancer detection development program, which is steadily making progress toward completing the pivotal clinical trials needed to obtain Food and Drug Administration approval."

"We are also pleased to announce today a planned extension and $739,000 increase in funding in our contract with the National Institute on Alcohol Abuse and Alcoholism to develop a continuous alcohol sensor. This contract is part of our efforts to expand the capabilities of our interstitial fluid (ISF) sampling technology platform in a way that is complimentary to glucose monitoring. Meanwhile, efforts to find a partner for our ISF glucose monitoring technology are also continuing, with an increased focus on finding a technology collaborator with appropriate glucose assays," Mr. Samuels said.

Diabetes Business Update -

"We are now shipping our SimpleChoice insulin pump products to European distributors and are pleased with the initial sell through and re-orders so far," said Bill Arthur, SpectRx, Inc. president and chief operating officer.  "Partially as a result of European sales, we expect first quarter 2005 SimpleChoice revenue of approximately $300,000."

"We are currently debugging the assembly line for our new 90-degree rotating infusion set.  If all goes well, we expect that product on the market in the second quarter.  Now that the 90-degree set is close to market, we are beginning to shift R&D resources back to additional new products including the patch," Mr. Arthur said.

Cancer Detection Business Update -

"We now have three clinical sites up and running in the FDA pivotal clinical trial of our non-invasive cervical cancer detection technology," said Mark Faupel, Ph. D., president of Guided Therapeutics, Inc., the SpectRx subsidiary company commercializing the non-invasive cervical cancer device. "To date we have enrolled more than 200 patients out of 1,500 needed to complete the trial. Meanwhile, product commercialization work continues with major internal components identified, tested and priced to meet our production goals."

SpectRx management will hold a conference call to discuss fourth quarter 2004 results on Wednesday, March 30, 2005 at 11 a.m. eastern time. To access the call via telephone, call 800-889-0817 or visit www.ccbn.com or www.fulldisclosure.com for access via the Internet.

About SpectRx, Inc.

SpectRx, Inc. (OTCBB: SPRX) is a diabetes management company developing and providing innovative solutions for insulin delivery and glucose monitoring. SpectRx markets the SimpleChoice® line of innovative diabetes management products, which include insulin pump disposable supplies. SpectRx also plans to develop a consumer device for continuous glucose monitoring. The company is commercializing its non-invasive cancer detection technology through subsidiary company Guided Therapeutics, Inc, which SpectRx intends to separately finance with private funds. For more information, visit SpectRx's web sites at spectrx.com, mysimplechoice.com and guidedtherapeutics.com.

Trademarks are owned by their respective companies.

The Guided Therapeutics device is an investigational device and is limited by federal law to investigational use.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this news release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from SpectRx's actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include: the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the uncertainty of capital to develop products, the uncertainty of regulatory approval of products, dependence on licensed intellectual property, as well as those that are more fully described from time to time in SpectRx's reports under the heading "Risk Factors" filed with the SEC, including SpectRx's Annual Report on Forms 10-K for the fiscal year ended December 31, 2003 and subsequent quarterly reports.

In Thousands except per share data

SpectRx, Inc. and Subsidiaries

Consolidated Condensed Statement of Operations (Unaudited)

	Three Months Ended		Year Ended
	Dec. 31		Dec. 31
In Thousands except per share data	2004	2003	2004	2003
Revenue	$675	$450	$1,348	$1,586

Expenses
Cost of Sales	234	354	1,109	1,062
Research & Development	779	798	3,618	4,108
Selling, General & Administration	564	693	2,544	2,885
Total Operating Expense	1,577	1,845	7,271	8,055

Operating Loss	(902)	(1,395)	(5,923)	(6,469)

Gain on Sale of BiliChek Product Line, including earnout	815	3,107	815	4,169

Interest & Other Income	10	(213)	(920)	(311)
Net Income (Loss)	(77)	1,499	(6,028)	(2,611)
Preferred Stock Dividends	(69)	(73)	(278)	(299)
Deemed Dividend on Preferred Shares	0	0	(4,970)	0
Net Income (Loss) Available to Common Stockholders	$(146)	$1,426	$(11,276)	$(2,910)

Basic Net Income (Loss) per Share	$0.01	$0.13	$(0.99)	$(0.26)
Diluted Net Income (Loss) per Share	$0.01	$0.12	$(0.99)	$(0.26)

Basic Weighted Average Shares Outstanding	11,411	11,336	11,393	11,270
Diluted Weighted Average Shares Outstanding	11,411	11,600	11,393	11,270

Selected Balance Sheet Data (Unaudited)
In Thousands except per share data	December 31, 2004	December 31, 2003
Cash Equivalents	247	389
Working Capital deficiency	(1,978)	(1,959)
Total Assets	6,017	6,714
Accumulated Deficit	(57,315)	(51,010)
Stockholders' Equity (DEFICIT)	(202)	(1,583)
Redeemable Preferred Stock, Long-term Portion	1,711	3,264

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